As filed with the Securities and Exchange Commission on May 17, 2005
Registration No. 333-124083

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Sierra Pacific Resources
(Exact name of registrant as specified in its charter)

NEVADA	4931	88-0198358
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0024 (89511)
(775) 834-4011
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest E. East, Esq.
Corporate Senior Vice President, General Counsel and Secretary
Sierra Pacific Resources
P.O. Box 30150 (6100 Neil Road)
Reno, Nevada 89520-3150 (89511)
(775) 834-5690
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
William C. Rogers, Esq.
Choate, Hall & Stewart LLP
53 State Street
Boston, Massachusetts 02109
(617) 248-5000
      Approximate date of commencement of proposed sale of the securities to the public: The offer commenced, and the exchange offer prospectus and tender offer materials were sent to security holders, beginning on April 15, 2005, and the Registrant expects to commence the proposed sale pursuant to the exchange offer as soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer described herein have been satisfied or waived.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Explanatory Note
Sierra Pacific Resources is filing this Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-124083) for the purpose of filing Exhibits 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 5.1, 5.2, 23.2 and 23.3 to the Registration Statement. This Amendment No. 3 does not modify any provisions of the Prospectus constituting Part I of the Registration Statement. Accordingly, the Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

      Sierra Pacific’s Articles of Incorporation and By-laws provide in substance that no director, officer, employee, fiduciary or authorized representative of the Sierra Pacific shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, officer or other representative capacity to the fullest extent that the laws of the State of Nevada permit elimination or limitation of the liability of directors and officers.

      The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

      Sierra Pacific’s By-laws provide in substance that every director and officer of Sierra Pacific shall be entitled to indemnification against reasonable expense and any liability incurred in connection with the defense of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of Sierra Pacific or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a director or officer of Sierra Pacific or by reason of the fact that such person is or was serving at the request of Sierra Pacific as a director, officer, employee, fiduciary or other representative of Sierra Pacific or another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except to the extent prohibited by law.

      Sierra Pacific has purchased insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

      See “Item 22. Undertakings” for a description of the Securities and Exchange Commission’s position regarding such indemnification provisions.

Item 21.	Exhibits
      See Index to Exhibits preceding the Exhibits included as part of this Registration Statement.

Item 22.	Undertakings
      The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on May 16, 2005.

Sierra Pacific Resources

By	/s/ Michael W. Yackira

Michael W. Yackira
Corporate Executive Vice President and
Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Walter M. Higgins III	Director and Chief Executive Officer	May 16, 2005

/s/ Michael W. Yackira Michael W. Yackira	Corporate Executive Vice President and Chief Financial Officer	May 16, 2005

* John E. Brown	Controller	May 16, 2005

* Joseph B. Anderson, Jr.	Director	May 16, 2005

Mary Lee Coleman	Director

* Krestine M. Corbin	Director	May 16, 2005

* Theodore J. Day	Director	May 16, 2005

* James R. Donnelley	Director	May 16, 2005

* Jerry E. Herbst	Director	May 16, 2005

* John F. O’Reilly	Director	May 16, 2005

Signature		Title	Date

* Philip G. Satre		Director	May 16, 2005

Clyde T. Turner		Director

By:	/s/ Michael W. Yackira Michael W. Yackira Attorney-in-Fact		May 16, 2005

EXHIBIT INDEX

Exhibit No.		Description

1	.1†	Form of Dealer-Manager Agreement
1	.2†	Form of Purchase Agreement for Senior Notes
3	.1†	Restated Articles of Incorporation (previously filed as Exhibit 3(A) to Form 10-K for the year ended December 31, 1999)
3	.2†	By-Laws (previously filed on Form 8-K on May 9, 2005)
4	.1†	Amended and Restated Rights Agreement dated as of February 28, 2001 between Sierra Pacific Resources and Wells Fargo Bank Minnesota, N.A. as successor Rights Agent (filed as Exhibit 4.1 to Registration Statement on Form S-3 filed July 2, 2001, File No. 333-64438)
4	.2†	Form of Indenture between the Sierra Pacific Resources and The Bank of New York, as Trustee (filed as Exhibit 4.2 to Registration Statement on Form S-3 filed June 7, 1999, File No. 333-80149)
4.3		Form of the Officer’s Certificate establishing the terms of the Sierra Pacific Resources’s Senior Notes
4.4		Form of Senior Note (included in Exhibit 4.3)
4.5		Form of Purchase Contract Agreement
4.6		Form of Corporate PIES Certificate (included in Exhibit 4.5)
4.7		Form of Treasury PIES Certificate (included in Exhibit 4.5)
4.8		Form of Pledge Agreement
4.9		Form of Remarketing Agreement
5.1		Opinion of Choate, Hall & Stewart LLP
5.2		Opinion of Woodburn and Wedge
8	.1†	Opinion of Choate, Hall & Stewart LLP as to Tax Matters
12	.1†	Statement regarding computation of Ratios of Earnings to Fixed Charges (previously filed as Exhibit 12.1 to Form 10-K for the year ended December 31, 2004)
23	.1†	Consent of Deloitte & Touche LLP
23.2		Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)
23.3		Consent of Woodburn and Wedge (included in Exhibit 5.2)
23	.4†	Consent of Choate, Hall & Stewart LLP as to Tax Matters (included in Exhibit 8.1)
24	.1†	Powers of Attorney
25	.1†	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York
99	.1†	Form of Letter of Transmittal
99	.2†	Form of Exchange Agent Agreement

†	Previously filed

*	To be filed by amendment or subsequent Form 8-K